Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

   STAGE STORES, INC. ANNOUNCES COMPLETION OF THE REFINANCING
               OF ITS ACCOUNTS RECEIVABLE PROGRAM

    HOUSTON, TX, November 11, 1999 -- Stage Stores, Inc. (NYSE: SGE) announced today the completion of a comprehensive refinancing of its accounts receivable program. The purpose of the accounts receivable program, which was established in 1993, is to provide for an efficient vehicle to monetize the accounts receivable generated under the Company's private label credit card program,
thereby  providing  a  key source of working  capital.   The  net
impact of this transaction is to increase the availability under the accounts receivable program by $8.0 million during peak borrowing periods.

    In connection with this transaction, the Company's special purpose off-balance sheet trust (the "Trust") replaced the previously existing term and revolving certificates with new term and revolving certificates (the "New Certificates"). The New Certificates provide the Company with a maximum availability of $329.9 million, subject to the amount of receivables held in the Trust. Based upon the amount of receivables in the Trust at the time of closing, the Company received approximately $290.0 million of proceeds. Of this amount, approximately $260.0 million was used to retire the outstanding balances under the previously existing Trust certificates, which would have otherwise begun to amortize in December of 1999. The remainder of the proceeds were used to redeem the previously existing $30.0 million aggregate principal amount of SRI Receivables Purchase Co., Inc. ("SRPC") 12.5% Trust Certificate-Backed Notes (the "SRPC Notes") which were included in long-term debt on the Company's Consolidated Financial Statements. SRPC is an indirect, wholly-owned subsidiary of the Company. Accordingly, this transaction has enabled Stage to reduce its outstanding consolidated long-term indebtedness by $30.0 million.

    James A. Marcum, Vice Chairman and Chief Financial Officer, commented, "We are pleased to have completed this transaction as it continues to provide the Company with a long term source of financing for the accounts receivable generated under our private label credit card program. Our accounts receivable program has been an important part of our capital structure since 1993, and this transaction allows the program to continue to serve that function. The New Certificates provide the Company with better advance rates than the replaced certificates and, as a result, the New Certificates, after the redemption of the SRPC Notes, will provide the Company with an additional $8.0 million of availability during peak borrowing periods. Furthermore, with the redemption of the SRPC Notes, the long-term debt as reported in the Consolidated Financial Statements of the Company will be reduced by $30.0 million and our debt to capitalization ratio will improve accordingly."

    In connection with this transaction, the Company expects to record a $1.3 million after-tax extraordinary charge in the fourth quarter of 1999, the majority of which is non-cash.

    The securities issued in the financing were not and will not be registered with the Securities and Exchange Commission under the Securities Act of 1933. The securities may not be offered or sold in the United States absent registration under such Act or an applicable exemption therefrom.

    Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 654 stores in 33 states at the end of the third quarter, primarily under the Stage, Bealls and Palais Royal trade names.

    Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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